Press Release	Source: Victor Industries, Inc.

Victor Industries Inc. Receives Largest Order to Date

Thursday August 18, 10:24 am ET

LOS ANGELES, Aug. 18, 2005 (PRIMEZONE) -- Victor Industries (OTC BB:VICI.OB - News) has received an order for 22 tons of its soil amendment Enviro-Zee(tm). The client, who represents numerous retail outlets, has intimated this is the first of many such orders they expect to place. This latest invoice, along with subsequent orders from this client, will be handled by our newly established Southern Nevada hub which will also be servicing the thriving Las Vegas/Henderson and Phoenix/Scottsdale markets.

Productive negotiations continue with SFP China who continues to express their desire to introduce Victor's line of products to the Chinese market.

Enviro-Zee(tm) has been shown in independent scientific studies to increase rice production by up to sixty percent (60%). SFP China has acquired long term contracts with major Chinese telecom companies to supply broadband and other services to as many as one hundred million users in three southern Chinese provinces.

To learn more about Victor Industries click on http://www.VictorIndustries.com, or call our toll free number at: (800) 949-1230.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended; such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in operating results due to a number of economic, competitive and other factors. These factors could cause operations to vary significantly from prior periods, and those projected in forward-looking statements. Information with respect to these factors which could materially affect the Company and its operations are included on certain forms the Company files with the Securities and Exchange Commission.

Contact:
Victor Industries
Doc Brock
(800) 949-1230